Exhibit 99.1

For Immediate Release

Hasbro Closes $600 Million Notes Offering

Pawtucket, R.I., May 13, 2014 — Hasbro, Inc. (NASDAQ: HAS) today announced the closing of a public offering of $300 million aggregate principal amount of Notes due 2021 (the “2021 Notes”) and $300 million aggregate principal amount of Notes due 2044 (the “2044 Notes” and together with the 2021 Notes, the “Notes”).

The 2021 Notes will bear interest at a rate of 3.150% per year, beginning May 13, 2014, with semi-annual payments commencing November 15, 2014. The 2044 Notes will bear interest at a rate of 5.100% per year, beginning May 13, 2014, with semi-annual payments commencing November 15, 2014.

Hasbro currently intends to use the net proceeds from the sale of the Notes to repay the approximately $425 million aggregate principal amount of its 6.125% Notes due 2014 upon their maturity plus accrued and unpaid interest thereon. Hasbro plans to use the remaining net proceeds for general corporate and working capital purposes, which may include (but are not limited to) repayment of indebtedness, capital expenditures, acquisitions and repurchases of shares of its common stock.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. acted as representatives of the underwriters. This offering was made under an effective registration statement on file with the Securities and Exchange Commission. This press release is not an offer to sell nor is it a solicitation of an offer to buy any securities. Any offers to sell, or solicitations to buy, will be made solely by means of a prospectus and related prospectus supplement filed with the Securities and Exchange Commission. Copies of the prospectus and prospectus supplement may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or dg.prospectus_requests@baml.com, or Citigroup Global Markets Inc. toll-free at (800) 831-9146 or prospectus@citi.com.

About Hasbro, Inc.

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company’s world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP. From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company’s Hasbro Studios develops and produces television programming for more than 180 territories around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications.

© 2014 Hasbro, Inc. All Rights Reserved.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release, including our expectations with respect to the use of proceeds from the offering, are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. Factors which might cause a difference between actual and expected events include: (i) the financial performance of Hasbro, Hasbro’s future financial needs and other opportunities of which Hasbro may become aware, as well as other changes in market conditions, which could lead to changes in Hasbro’s plans for the use of the proceeds from the offering and (ii) other factors which are discussed in Hasbro’s public announcements and SEC filings. Hasbro does not undertake any obligation to update these forward-looking statements for events occurring after the date of this press release.

HAS-IR

Investor Contact: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

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